Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

Three Months Ended	Years Ended
December 31,	December 31,
2011	2010	2011	2010
(in millions, except per share amounts)

Railway operating revenues:
Coal	$850	$685	$3,458	$2,719
General merchandise	1,393	1,236	5,584	5,001
Intermodal	554	471	2,130	1,796
Total railway operating revenues	2,797	2,392	11,172	9,516

Railway operating expenses:
Compensation and benefits	734	659	2,974	2,708
Purchased services and rents	419	391	1,610	1,477
Fuel	403	308	1,589	1,079
Depreciation	221	207	862	819
Materials and other (note 1)	220	185	924	757
Total railway operating expenses	1,997	1,750	7,959	6,840

Income from railway operations	800	642	3,213	2,676

Other income - net	39	35	160	153
Interest expense on debt	116	115	455	462

Income before income taxes	723	562	2,918	2,367

Provision for income taxes:
Current	130	20	475	559
Deferred	113	140	527	312
Total income taxes (note 2)	243	160	1,002	871

Net income	$480	$402	$1,916	$1,496

Earnings per share (note 3):
Basic	$1.44	$1.11	$5.52	$4.06
Diluted	$1.42	$1.09	$5.45	$4.00

Weighted average shares outstanding (note 4):
Basic	332.8	360.7	345.5	366.5
Diluted	338.6	365.7	351.3	371.8
See accompanying notes to consolidated financial statements.
Norfolk Southern Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)
As of December 31,
2011	2010
($ in millions)
Assets
Current assets:
Cash and cash equivalents	$276	$827
Short-term investments	25	283
Accounts receivable - net	1,022	807
Materials and supplies	209	169
Deferred income taxes	143	145
Other current assets	76	240
Total current assets	1,751	2,471

Investments	2,234	2,193

Properties less accumulated depreciation of $9,464 and $9,262, respectively	24,469	23,231

Other assets	84	304

Total assets	$28,538	$28,199

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,092	$1,181
Short-term debt	100	100
Income and other taxes	207	199
Other current liabilities	252	244
Current maturities of long-term debt	50	358
Total current liabilities	1,701	2,082

Long-term debt	7,390	6,567

Other liabilities	2,050	1,793

Deferred income taxes	7,486	7,088
Total liabilities	18,627	17,530

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 330,386,089 and 357,362,604 shares,
respectively, net of treasury shares	332	358
Additional paid-in capital	1,912	1,892
Accumulated other comprehensive loss	(1,026)	(805)
Retained income	8,693	9,224
Total stockholders' equity	9,911	10,669

Total liabilities and stockholders' equity	$28,538	$28,199

See accompanying notes to consolidated financial statements.
Norfolk Southern Corporation and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)

Years Ended December 31,
2011	2010
($ in millions)
Cash flows from operating activities:
Net income	$1,916	$1,496
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	869	826
Deferred income taxes	527	312
Gains and losses on properties and investments	(32)	(42)
Changes in assets and liabilities affecting operations:
Accounts receivable	(215)	(41)
Materials and supplies	(40)	(5)
Other current assets	14	(1)
Current liabilities other than debt	68	126
Other - net	120	43
Net cash provided by operating activities	3,227	2,714

Cash flows from investing activities:
Property additions	(2,160)	(1,470)
Property sales and other transactions	84	97
Investments, including short-term	(135)	(504)
Investment sales and other transactions	439	421
Net cash used in investing activities	(1,772)	(1,456)

Cash flows from financing activities:
Dividends	(576)	(514)
Common stock issued - net	120	89
Purchase and retirement of common stock (note 4)	(2,051)	(863)
Proceeds from borrowings - net	1,101	350
Debt repayments	(600)	(489)
Net cash used in financing activities	(2,006)	(1,427)

Net decrease in cash and cash equivalents	(551)	(169)

Cash and cash equivalents:
At beginning of year	827	996

At end of year	$276	$827

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$435	$453
Income taxes (net of refunds)	$289	$602

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.      MATERIALS AND OTHER

During the first quarter of 2011, NS received an unfavorable ruling for an arbitration claim with an insurance carrier that failed to respond to insurance claims submitted by NS, related to the January 6, 2005 derailment in Graniteville, SC.  As a result, NS recorded a $43 million charge for the receivables associated with the contested portion of the claim and a $15 million charge for other receivables affected by the ruling for which recovery is no longer probable.

2.      INCOME TAXES

   During the second quarter of 2011, the Internal Revenue Service (IRS) completed its examination of NS' 2008 tax return and review of certain claims for refund for prior years that resulted in a decrease in income tax expense of $40 million.  Also during the second quarter, three states enacted tax law changes that decreased deferred income tax expense by $19 million.

   During the fourth quarter of 2010, NS recognized a $34 million non-recurring benefit resulting from a change in estimate for deferred taxes.  During the first quarter of 2010, the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010 were signed into law.  Provisions of the Acts eliminated, after 2012, the tax deduction available for reimbursed prescription drug expenses under the Medicare Part D retiree drug subsidy program.  Accordingly, NS recorded a $27 million charge to deferred tax expense in the first quarter of 2010.

3.      EARNINGS PER SHARE

   For basic earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the fourth quarter, $3 million in 2011 and $2 million in 2010; and for the year, $9 million in 2011 and $8 million in 2010.

   For diluted earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted units as follows:  for the fourth quarter, less than $1 million in 2011 and $2 million in 2010; and for the year $2 million for 2011 and $8 million for 2010.

4.      STOCK REPURCHASE PROGRAM

   During 2011, NS repurchased and retired 30.2 million shares of Common Stock at a cost of $2.1 billion and 14.7 million shares at a cost of $863 million for the same period of 2010.  The timing and volume of purchases is guided by management's assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since 2005, NS has repurchased and retired 109.6 million shares at a total cost of $6.2 billion.